Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Illumigen Biosciences, Inc.
Eileen C. McIntyre	Julie Rathbun
Senior Director, Corporate Communications	Rathbun Communications, Inc.,
(781) 860-8533	206-769-9219
eileen.mcintyre@cubist.com	Julie@rathbuncomm.com

Fleishman-Hillard, Inc.
Jonathan R. Potter
(212) 453-2406
potterj@fleishman.com

CUBIST PHARMACEUTICALS ANNOUNCES EXCLUSIVE OPTION TO ACQUIRE

ILLUMIGEN BIOSCIENCES

Lead Compound IB657 Would Address Unmet Medical Need in HCV Infections;

Cubist Will Pay $4.7 Million for Option and Will Fund the Pivotal IND Enabling Study

Lexington, MA, and Seattle, WA October 16, 2007 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) and Illumigen Biosciences, Inc. announced today that they have signed an agreement under which Cubist has an exclusive option to acquire Illumigen on terms that have been agreed to by the parties. For the option, Cubist will pay $4.7 Million and also will pay approximately $1 Million for an IND-enabling study of Illumigen’s lead compound, IB657, and for Illumigen’s operating costs during the option period. IB657 is a protein therapeutic in late-stage pre-clinical development as an interferon replacement product for the treatment of Hepatitis C virus (HCV) infections.

Mike Bonney, President and CEO of Cubist, said “This option provides us with an opportunity to immediately leverage our antiinfective development and regulatory expertise. The unmet medical need which IB657 would address represents a substantial market opportunity. If we exercise our option, adding an HCV compound will be an important step as we develop a pipeline behind our successful IV antibiotic CUBICIN. “

Donald Elmer, Chairman of Illumigen, said “IB657 holds great promise as a therapy that may offer improved safety and efficacy when compared with current standard of care. We believe Cubist is ideally positioned to move the IB657 program forward.”

If Cubist exercises its option to acquire Illumigen, Cubist will pay Illumigen shareholders $9 Million upfront and up to $75.5 Million in HCV development and regulatory milestones. If Cubist develops an Illumigen product for the treatment of viral infections other than HCV, additional development and regulatory milestone payments of up to $117 Million would apply. If Illumigen product(s) are commercialized, sales milestones of up to $140 Million as well as tiered royalties would apply.

About HCV

HCV is a virus that primarily targets the liver, currently causing infection in more than 4 million people in the US and 180 million people worldwide. The virus is difficult to eradicate, with infected patients eventually developing chronic liver infection, and, in some cases, liver cancer. HCV infection is the most common reason for liver transplantation in the US and Western Europe and the leading cause of death from liver disease.

No vaccine is currently available to prevent HCV infection. Current HCV therapy combines a pegylated-interferon with ribavirin for up to 48 weeks of treatment. Current therapy has significant problems with both safety (e.g., significant treatment limiting adverse effects and contraindications) and efficacy (e.g., 80% of HCV infections in the U.S. are due to genotype 1 virus for which the efficacy rate of current therapy is approximately 40 to 50%).

The pegylated-interferon market today is estimated to be more than $1.9Billion.

About IB657

IB657 is a late-stage pre-clinical protein therapeutic being developed as an interferon replacement. IB657 activates a key antiviral pathway downstream from the point of interferon activation. This pathway is responsible for much of the antiviral activity of interferon. IB657 does not activate the broad range of cellular functions induced by interferon. IB657 is therefore predicted to produce the antiviral activity of interferon but to have fewer side effects. The primary clinical indication targeted for IB657 is treatment of HCV infection. However, based on the proposed mechanism of action, IB657 may have therapeutic utility in the treatment of certain other viral diseases. Pre-clinical studies to assess activity against these viruses may occur in parallel with its development for HCV infection.

About Illumigen

Illumigen Biosciences, Inc. was co-founded by Drs. Charles Magness and Shawn Iadonato in 2000 to discover beneficial human genetic mutations that might provide a roadmap for novel therapeutic drug mechanisms. The discovery of IB-657 resulted from an investigation into the cause of apparent immunity to HCV infection enjoyed by people with a specific naturally occurring genetic mutation. Prior to founding Illumigen, Drs. Magness and Iadonato both were involved in the Human Genome Project. Illumigen is a privately held biopharmaceutical company based in Seattle, WA. Additional information can be found at Illumigen’s web site at www.illumigen.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, and CDAD (Clostridium difficile-associated diarrhea). Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact, including, but not limited to, statements regarding the safety and efficacy, and the development of IB657, and Cubist’s option to acquire Illumigen, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) the success or failure of the IND-enabling study of IB657; (ii)  the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (iii)  any changes in the current or anticipated market demand or medical need for CUBICIN; (iv) any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; (v) competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN;  whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner for additional studies of CUBICIN or any other drug candidate we seek to enter into clinical trials; (vi) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries; (vii) legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; (viii) changes in government reimbursement for our or our competitors’ products; (ix) whether or not third parties may seek to market generic versions of our products by filing Abbreviated New Drug Applications, or ANDAs, with the FDA, and the results of any litigation that we file to defend and/or assert our patents against such generic companies; (x) our ability to conduct successful clinical trials in a timely manner; (xi) the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; (xii) the ability of our third party manufacturers, including our single source provider of active pharmaceutical ingredient, or API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (xiii) our dependence upon collaborations with our partners and our partners’ ability to execute on development, regulatory and sales expectations in their territories; (xiv) our ability to finance our operations; (xv) the effectiveness of our sales force and our sales force’s ability to access targeted physicians; (xvi) potential costs resulting from product liability or other third party claims; (xvii) our ability to protect our proprietary technologies; (xviii) our ability to integrate successfully the operations of any business that we may acquire and the potential impact of any future acquisition on our financial results; (xix) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xx) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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